UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (date of earliest event reported): August 27, 2015

                                  AMERICANN, INC.
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             (Exact name of registrant as specified in its charter)

        Delaware                      000-54231                 27-4336843
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(State or other jurisdiction     (Commission File No.)      (IRS Employer
  of incorporation)                                          Identification No.)

                          3200 Brighton Blvd., Unit 144
                                Denver, CO 80216
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          (Address of principal executive offices, including Zip Code)

       Registrant's telephone number, including area code: (303) 862-9000


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          (Former name or former address if changed since last report)

Check appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01.  Entry Into a Material Definitive Agreement

     On January 14,  2015,  the Company  entered into an agreement to purchase a
52.6 acre parcel of undeveloped land in Freetown, Massachusetts. The property is located approximately 47 miles southeast of Boston. The Company plans to develop the property as the Massachusetts Medical Cannabis Center "MMCC". Plans for the MMCC may include the construction of sustainable greenhouse cultivation, processing, and infused product facilities that will be leased or sold to Registered Marijuana Dispensaries under the Massachusetts Medical Marijuana Program. Additional plans for the MMCC may include a testing laboratory, a research facility, a training center and corporate offices.

     The Company paid the seller $100,000 upon the signing of the agreement which amount will be applied toward the purchase price of $4,000,000 at the closing. Pursuant to the original agreement the closing was to take place on or before June 1, 2015. On May 6, 2015, to address site considerations before finalizing the planned development, the agreement was amended to extend the closing date to September 1, 2015. On August 27, 2015, after addressing the site considerations, the agreement was amended to extend the closing date to October 30, 2015 to provide additional time for permitting. In connection with the latest amendment, the Company paid the seller an additional $100,000 which will be applied to the purchase price.

     The Company does not cultivate, process or sell cannabis.




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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 2, 2015
                                     AMERICANN, INC.


                                      By: /s/ Timothy Keogh
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                                          Timothy Keogh, Chief Executive Officer